Filed pursuant to Rule 424(b)(3)
Registration No. 333-176005

PROSPECTUS SUPPLEMENT
(To prospectus dated August 12, 2011 as supplemented
by prospectus supplement dated August 15, 2011)

CASTLE BRANDS INC.

Common Stock

This prospectus supplement supplements the prospectus, dated August 12, 2011, of Castle Brands Inc., as amended and supplemented by the prospectus supplement, dated August 15, 2011, which is part of a registration statement on Form S-3 (File No. 333-176005) filed with the Securities and Exchange Commission relating to the registration for resale of securities by the selling securityholders as described therein. This prospectus supplement should be read in conjunction with the prospectus, as supplemented to date, and this prospectus supplement is qualified by reference to the prospectus, as supplemented to date, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement includes information to update the selling securityholder table in the prospectus to reflect certain transfers of Series A preferred stock and June 2011 warrants beneficially owned by one of the selling securityholders identified herein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated August 12, 2011 with respect to the securities described above, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of the prospectus and the documents we incorporate by reference, including our most recent Annual Report on Form 10-K, for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 29, 2012.

SELLING SECURITYHOLDERS

The following information is provided to update the selling securityholder table in the prospectus to reflect the transfer of Series A preferred stock and June 2011 warrants by one of the selling securityholders. Specifically, on December 31, 2011, Betts & Scholl, LLC transferred to Dennis Scholl, the managing member of Betts & Scholl, LLC, 107.35423 shares of Series A preferred stock, which are convertible into 353,139 offered conversion shares, and June 2011 warrants to purchase 176,570 offered warrant shares. The prospectus supplement relates to the resale of the shares issuable upon conversion, dividend distribution, and exercise of warrants, of such securities, as the case may be.

Name	Shares Beneficially Owned Before Offering		Number of Shares Offered[1]	Shares Beneficially Owned After Offering
	Number of Shares	Percentage		Number of Shares	Percentage
Betts & Scholl, LLC[5]	—	—	—	—	—
Dennis Scholl[25]	4,288,037	4.0%	646,608	3,641,429	3.4%

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1 Represents, for each selling securityholder, its offered conversion shares, offered warrant shares and future dividend shares.

5 On December 31, 2011, Betts & Scholl, LLC transferred to Dennis Scholl, the managing member of Betts & Scholl, LLC, (a) 107.35423 shares of Series A preferred stock, which are convertible into 353,139 offered conversion shares, and (b) June 2011 warrants to purchase 176,570 offered warrant shares. Following such transfer, Betts & Scholl, LLC does not beneficially own any shares of our common stock, offered conversion shares, offered warrant shares or future dividend shares.

25 Includes (a) 353,139 offered conversion shares issuable upon conversion of 107.35423 shares of Series A preferred stock, (b) 116,899 future dividend shares issuable on such Series A preferred stock, (c) 176,570 offered warrant shares issuable upon the exercise of June 2011 warrants and (d) 70,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 29, 2011.